CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Derycz Scientific, Inc.

We consent to the inclusion in the foregoing Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (file no. 333-148392) of our report dated September 27, 2010 relating to the consolidated financial statements of Derycz Scientific, Inc. and Subsidiaries as of June 30, 2010 and 2009 which appear in Derycz Scientific Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the Securities and Exchange Commission on September 28, 2010. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

November 2, 2010
Los Angeles, California